Nature Treat, Inc.
                            (A Development Stage Company)

                             Index to Financial Statements

Report of Independent Auditor's                               1
Balance Sheet                                                 2
Statement of Operations                                       3
Statement of Changes in Stockholders' Equity                  4
Statement of Cash Flows                                       5
Notes to Financial Statements                                 6-10



                            INDEPENDENT AUDITOR'S REPORT

                                   (LETTERHEAD)
                             Michael Johnson & CO., LLC



To the Board of Directors
Nature Treat, Inc.
Broussard, LA

We have audited the accompanying balance sheet of Nature Treat, Inc. a development stage company, as of December 31, 1999, and the related statements of operations, cash flows, and changes in stockholders' equity for the period, September 24, 1999 (Inception) to December 31, 1999, then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financials statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nature Treat, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period, September 24, 1999 (Inception) to December 31, 1999 then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Michael Johnson & CO, LLC
/s/
Denver, Colorado
April 17, 2000


                                   NATURE TREAT, INC.
                             (A Development Stage Company)
                                    Balance Sheet
                                  December 31, 1999


ASSETS:
Current Assets:
Cash                                                    $14,417
Accounts receivable                                       2,220
Inventory                                                12,337
Prepaid expenses                                         30,200
  Total Current Assets                                   59,174

Property and Equipment:
  Office furniture and equipment                         38,275
  Shop furniture and equipment                            7,103
  Vehicles                                                9,425
  Leasehold improvements                                 15,500
   Property and Equipment, net                           70,303

Other Assets:
  Patents and trademarks                                155,316
  Website development                                    48,500
  Organization costs                                        200
   Other Assets, net                                    204,016

TOTAL ASSETS                                           $333,493

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
  Accounts payable                                        1,972
  Short-term borrowings from shareholders                34,346
  Total Current Liabilities                              36,318

Stockholders' Equity:
  Common stock, $.0001 par value, 50,000,000
   shares authorized, 7,885,200 shares issued and
   outstanding                                              788
  Preferred stock, $.0001 par value, 5,000,000
   shares authorized, none issued
  Addition paid-in capital                              550,450
  Deficit accumulated during the development stage     (254,063)
Total Stockholders' Equity                              297,175

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              333,493

The accompanying notes are an integral part of these financial statements.

                               NATURE TREAT, INC.
                          (A Development Stage Company)
                              Statement of Operations
          For the Period September 24, 1999 (Inception) to December 31, 1999

                                                      September 24, 1999
                                                      (Inception) thru
                                                      December 31, 1999
REVENUES:                                            $       2,567

OPERATING EXPENSES:
Sales and Marketing                                         60,059
General and Administrative                                 196,571
Total Operating Expenses                                   256,630

Net Loss from Operations                                  (254,063)

Weighted average number of
shares outstanding                                       4,078,675

Net Loss Per Share                                          (0.06)

The accompanying notes are an integral part of these financial statements

                               NATURES TREAT, INC.
                           (A Development Stage Company)
                      Statement of Changes in Stockholders Equity
           For the Period September 24, 1999 (Inception) to December 31, 1999
                                                        Deficit
                                                        Accumulated
                                         Additional     During the
                       Common Stock        Paid-In      Development
                      Shares    Amount     Capital      Stage       Totals

Balance
September 24,1999      -        $   -       $     -      $      -    $   -

Stock issued to
founders-cash
and assets-
September 25, 1999   3,578,134    358        74,559             -       74,917

Stock issued for
assets-
September 25, 1999   1,666,666    167       166,499             -      166,666

Stock issued for
services-
September 26, 1999     100,000     10         9,990             -       10,000

Stock issued for
cash-
October 1, 1999        550,000     55        54,945             -        55,000

Stock issued for
services-
October 1, 1999         30,000      3         2,997             -         3,000

Stock issued for
cash-
October 10, 1999        50,000      5             -             -             5

Stock issued for
assets-
October 10, 1999        10,000      1           999             -         1,000

Stock issued for
cash-
October 12, 1999       111,100     11        47,989                      48,000

Stock issued for
services
October 15, 1999       275,000     27        27,473             -        27,500

Stock issued for
cash-
October 19, 1999        31,000      3        15,497             -        15,000

Stock issued for
services-
October 20, 1999         6,000      1           599             -           600

Stock issued for
services-
October 21, 1999       200,000     20         19,980            -        20,000

Stock issued for
cash-
November 1, 1999         3,300      -          1,650            -         1,650

Stock issued for
services-
November 10, 1999      175,000     18         17,482            -        17,500

Stock issued for
services
November 20, 1999      425,000     42         42,458            -        42,500

Stock issued for
assets
December 10, 1999      485,000     48         48,452            -        48,500

Stock issued for
services
December 12, 1999      139,000     14         13,886            -        13,900

Stock issued for
services
December 15, 1999       50,000      5          4,995            -         5,000

Net loss for
period                       -      -              -        (254,063)  (254,063)

Balance              7,885,200    788        550,450        (254,063)  (297,175)

The accompanying notes are an integral part of these financial statements.

                             NATURE TREAT, INC.
                         (A Development Stage Company)
          For the Period September24, 1999 (Inception) to December 31, 1999
                             Indirect Method

                                                       September 24, 1999
                                                        (Inception) thru
                                                        December 31,
                                                         1999

Cash Flows From Operating Activities:
 Net (Loss)                                           $ (254,063)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Stock issued for services                              143,220
Changes in assets and liabilities:
(Increase) in prepaid expenses                           (30,200)
 Increase in accounts payables                             1,972
 Increase in short-term borrowings                        34,347
                                                          36,319
Net Cash Used in Operating Activities                   (104,724)


Cash Flow From Investing Activities:
 Purchase of equipment                                    (1,372)
 Net Cash Provided By Investing Activities                (1,372)

Cash Flow From Financing Activities:
 Issuance of common stock                                120,513
 Net Cash Provided By Financing Activities               120,513

Increase in Cash                                          14,417

Cash and Cash Equivalents - Beginning of period                -

Cash and Cash Equivalents - End of period                 14,417

Supplemental Cash Flow Information:
 Interest paid                                            $    -
 Taxes paid                                               $    -

The accompanying notes are an integral part of these financial statements.

                                 Nature Treat, Inc.
                            (A Development State Company)
                            Notes to Financial Statements
                                   December 31, 1999

NOTE 1 - ORGANIZATION AND PRESENTATION:

Natures Treat, Inc. (the Company) was incorporated in the state of Delaware on September 24, 1999. The Company primary business operations are the distribution of environmentally friendly products that are used in remediation projects to clean up contaminated ground sites or other such facilities.

The Company's fiscal year end is December 31.

Development Stage Company

The Company has not earned significant revenue from limited operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

Basis of Accounting

These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below:

Revenue Recognition

Product Sales are sale of on-line products and specialty items. Revenue is recognized at the time of sale.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Property and Equipment

Property and equipment is stated at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives:

Manufacturing Equipment  5 years
Furniture & Equipment    5 years

Income Taxes:

The Company accounts for income taxes under SFAS NO. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilites at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Inventories

Inventories are stated at cost, which is not in excess of market determined using the first-in, first-out (FIFO) method.

Patents, Trademarks, and Licenses

The Company capitalizes certain legal costs and acquisition costs related to patents, trademarks, and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued, trademarks are registered or the license is acquired.

Net earning (loss) per share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock option, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as the effect in anti-dilutive.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

NOTE 2 - INCOME TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:


Deferred tax assets
Net operating loss carryforwards                $254,063
Valuation allowance for deferred tax assets     (254,063)
Net deferred tax assets                         $      -

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 1999, the Company had net operating loss carryforwards of approximately $254,063 for federal income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2113. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 3 - RELATED PARTY TRANSACTIONS:

Short-term borrowings from shareholders

The chairman and president of the Company provided services and advanced cash being issued to the chairman and president, which were still outstanding at December 31, 1999. Notes payable to these officers are unsecured and bear interest at 8%.

NOTE 4 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company operations are in the development stage and the Company has experienced significant losses from limited start-up operations. As shown in the financial statements, the Company incurred a net loss of $254,063 in 1999.

The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.




